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                                                                    EXHIBIT 10.5

                        AMENDMENT TO EMPLOYMENT AGREEMENT


         THIS AMENDMENT TO EMPLOYMENT AGREEMENT made and entered into as of October 23, 2001, by and between HORIZON MEDICAL PRODUCTS, INC., a Georgia corporation ("Employer"), and MARSHALL B. HUNT ("Employee");

         WHEREAS, Employer and Employee entered into that certain Employment Agreement dated April 3, 1998, as amended by Amendment to Employment Agreement dated June 29, 1999, and by Amendment to Employment Agreement dated September 24, 2001 (collectively the "Employment Agreement"), and the parties desire to amend the Employment Agreement in the manner set forth below;

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         SECTION 1

         Effective on October 23, 2001 and continuing until reelected by the Board of Directors or until a refinancing of the Employer's senior secured indebtedness, whichever event occurs first, Employee resigns, and will cease to serve, as Chairman of the Board of Directors and Chief Executive Officer of Employer. Employee will continue to be an employee of Employer and will spend all of his time on behalf of Employer in seeking and obtaining for Employer a refinancing of its senior secured indebtedness and/or other strategic alternatives to such refinancing.

         SECTION 2

         Commencing on October 23, 2001 and until such time as approved by the Board of Directors or until a refinancing of Employer's senior secured indebtedness, whichever event occurs first, Employee shall not receive the Salary under Section 3.1(a) of the Employment Agreement or any Bonus under
Section 3.1(b) of the Employment Agreement, but shall continue to be entitled to receive the other benefits provided under Section 3.1 of the Employment Agreement.

         SECTION 3

         The parties hereto have expressly agreed to the above amendments to the Employment Agreement, and such amendments shall not be viewed or deemed to be a termination of Employee's employment by Employer or as a resignation from employment by Employee. Except as expressly amended above, all other provisions in the Employment Agreement shall continue in full force and effect. This Amendment is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements, or


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agreements to the contrary heretofore made. This Amendment may be modified only by a written instrument signed by all of the parties hereto. This Amendment shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Georgia. No provision of this Amendment shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having been deemed to have structured or drafted such provision. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the date first above written.

                                     HORIZON MEDICAL PRODUCTS, INC.



                                     By:

                                     ------------------------------------------
                                     William E. Peterson, Jr., President


                                     ------------------------------------------
                                     MARSHALL B. HUNT